Filed Pursuant to Rule 424(b)(3)
Registration Statement No. 333-190827
PROSPECTUS SUPPLEMENT
(To Prospectus dated September 4, 2013
and the Prospectus Supplement dated November 13, 2013)
TransUnion Holding Company, Inc.

9.625%/10.375% Senior PIK Toggle Notes due 2018
8.125%/8.875% Senior PIK Toggle Notes due 2018

Attached hereto and incorporated by reference herein is our Current Report on Form 8-K filed with the Securities and Exchange Commission on December 17, 2013. This Prospectus Supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, dated September 4, 2013, with respect to the 9.625%/10.375% Senior PIK Toggle Notes due 2018 and the 8.125%/8.875% Senior PIK Toggle Notes due 2018, including any amendments or supplements thereto.

SEE “RISK FACTORS” BEGINNING ON PAGE 14 OF THE PROSPECTUS FOR A DISCUSSION OF CERTAIN RISKS THAT YOU SHOULD CONSIDER BEFORE INVESTING IN THE NOTES.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.
This Prospectus Supplement and the underlying Prospectus have been prepared for and may be used by Goldman, Sachs & Co. and other affiliates of The Goldman Sachs Group, Inc. in connection with offers and sales of the notes (including any PIK Interest) related to market-making transactions in the notes effected from time to time. Such affiliates of The Goldman Sachs Group, Inc. may act as principal or agent in such transactions, including as agent for the counterparty when acting as principal or as agent for both counterparties, and may receive compensation in the form of discounts and commissions, including from both counterparties, when it acts as agents for both. Such sales may be made at prevailing market prices at the time of sale, at prices related thereto or at negotiated process. We will not receive any proceeds of such sales.

GOLDMAN, SACHS & CO.

December 17, 2013

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
____________________
FORM 8-K
____________________
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date Earliest Event Reported): December 12, 2013
____________________
TransUnion Holding Company, Inc.
TransUnion Corp.

(Exact name of registrant as specified in its charter)
____________________

Delaware Delaware	333-182948 333-172549	36-1678417 74-3135689
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

555 West Adams Street, Chicago, Illinois	60661
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (312) 985-2000

____________________
Check the appropriate box below if the Form 8−K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

⃞	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞	Soliciting material pursuant to Rule 14a−12 under the Exchange Act (17 CFR 240.14a−12)

⃞	Pre−commencement communications pursuant to Rule 14d−2(b) under the Exchange Act (17 CFR 240.14d−2(b))

⃞	Pre−commencement communications pursuant to Rule 13e−4(c) under the Exchange Act (17 CFR 240.13e− 4(c))

Item 1.01    Entry into a Material Definitive Agreement.

As announced on November 22, 2013, the U.S. Bankruptcy Court for the Southern District of Florida has approved TransUnion’s bid to acquire TLO, LLC, a leading company in the risk information and analytics industry based in Boca Raton, Fla. On December 12, 2013, TransUnion Risk and Alternative Data Solutions, Inc. (the “Company”), a wholly owned subsidiary of TransUnion Holding Company, Inc. and TransUnion Corp., entered into an Amended and Restated Asset Purchase Agreement, dated December 12, 2013 (the “Asset Purchase Agreement”), with TLO, LLC, pursuant to which the Company will purchase substantially all of the assets of TLO, LLC for $154 million in cash (the “Acquisition”).

The Asset Purchase Agreement contains customary representations and warranties and covenants by both parties, and consummation of the Acquisition is conditioned on certain customary closing conditions. TransUnion Corp. guaranteed the performance of the Company’s obligations under the Asset Purchase Agreement.

The foregoing description of the material terms of the Asset Purchase Agreement is qualified in its entirety by reference to the Asset Purchase Agreement, a copy of which will be filed with the Securities and Exchange Commission.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed by the undersigned hereunto duly authorized.

TRANSUNION HOLDING COMPANY, INC.
TRANSUNION CORP.
Date: December 17, 2013
By:     /s/ Mick Forde
Name:    Mick Forde
Title:    Vice President